EXHIBIT 10.14
THIRD AMENDMENT TO THE
FRANKLIN ELECTRIC CO., INC.
SUPPLEMENTAL RETIREMENT AND
DEFERRED COMPENSATION PLAN

WHEREAS, Franklin Electric Co., Inc. (the “Company”) maintains the Franklin Electric Co., Inc. Supplemental Retirement and Deferred Compensation Plan (the “Plan”) for designated employees; and
WHEREAS, the Company has delegated the right to amend the Plan to the Chief Financial Officer and Vice President-Global Human Resources (the “Amending Officers”); and
WHEREAS, the Amending Officers now deem it appropriate to amend the Plan to reflect current procedures for the crediting of earnings and losses to Plan sub-accounts and the making of investment election changes.
NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended, effective as of January 1, 2012, as follows:
1.    Section 5.4(a) is hereby amended to read as follows:

(a)	A Participant's Account shall be credited or debited with investment earnings or losses in the following manner:

(i) The sub-accounts to which a Participant’s Salary Deferrals, Award Deferrals, Restoration Contributions and/or transferred Pension Restoration Plan Account are credited will be credited or debited with the same investment earnings or losses with which such sub-accounts would have been credited or debited assuming they had been actually invested in one or more investment funds made available by the Committee and selected by the Participant. Investment earnings or losses will be credited (A) as of each Valuation Date, in the case of the sub-accounts holding Restoration Contributions and Pension Restoration Plan Accounts and (B) as of the end of each month in the case of the sub-accounts holding Salary Deferrals and Award Deferrals.

(ii) The sub-account to which a Participant’s SERP Contributions are credited will be credited with interest at an annual rate equal to the greater of (A) 4.5% or (B) the rate of interest on 30-year Treasury Securities for the month of November last preceding the first day of the Plan Year for which each SERP Contribution is made. Such interest will be credited as of the December 31st of each Plan Year, based on the value of the Participant’s SERP Contribution sub-account calculated as of the prior January 1st of that same Plan Year.

(iii) Notwithstanding Section 5.4(a)(i), for the period beginning on January 1, 2012 and ending on December 31, 2012, the sub-account to which a Participant’s transferred Pension Restoration Plan Account is credited will be credited with interest at an annual rate equal to the greater of (A) 4.5% or (B) the rate of interest on 30-year Treasury Securities for the month of November 2011.

2.    Section 5.6 is hereby amended to read as follows:

5.6.
Changing Investment Elections. A Participant may change his election in Section 5.4 with respect to his future Award Deferrals, Salary Deferrals and/or Restoration Contributions or may reallocate the current balance of any or all of his sub-accounts listed in Section 5.4(a)(i), thereby changing the investment fund or funds used to measure the future investment performance of his existing sub-account balance, by filing an appropriate written form or by such other means as approved by the Committee from time to time. Any such change will be effective (a) as of the first day of the month following the date the change election is received, in the case of Award Deferrals, Salary Deferrals and the related sub-accounts; and (b) as of the Valuation Date next following the date the change election is received in the case of Restoration Contributions, the Restoration Contribution sub-account or the Pension Restoration Plan Account sub-account.

IN WITNESS WHEREOF, this Third Amendment has been duly executed as of this 30th day of June, 2014.
FRANKLIN ELECTRIC CO.

By: /s/ John J. Haines
John J. Haines
Chief Financial Officer

By: /s/ Thomas J. Strupp
Thomas J. Strupp
Vice President-Global Human Resources
And Member, Employee Benefits
Committee